Exhibit 99.1
Bright Horizons Family Solutions Reports Fourth Quarter and Full Year 2019 Financial Results
WATERTOWN, MA - (Business Wire - February 13, 2020) - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help employers support employees across life and career stages, today announced financial results for the fourth quarter and full year of 2019 and provided guidance for 2020.
Fourth Quarter 2019 Highlights (compared to fourth quarter 2018):

•	Revenue increased 9% to $521 million

•	Income from operations increased 6% to $67 million

•	Net income increased 2% to $48 million and diluted earnings per common share increased 3% to $0.81
Non-GAAP measures

•	Adjusted income from operations* increased 6% to $67 million

•	Adjusted EBITDA* increased 8% to $100 million

•	Adjusted net income* increased 12% to $59 million and diluted adjusted earnings per common share* increased 12% to $1.01
Year Ended December 31, 2019 Highlights (compared to year ended December 31, 2018):

•	Revenue increased 8% to $2.1 billion

•	Income from operations increased 12% to $268 million

•	Net income increased 14% to $180 million and diluted earnings per common share increased 15% to $3.05
Non-GAAP measures

•	Adjusted income from operations* increased 11% to $268 million

•	Adjusted EBITDA* increased 11% to $395 million

•	Adjusted net income* increased 14% to $217 million and diluted adjusted earnings per common share* increased 14% to $3.67
“We are pleased to report strong financial results for the fourth quarter and full year 2019,” said Stephen Kramer, Chief Executive Officer.  “Our solid financial results in 2019 reflect the positive momentum across our business and the results from recent investments we have made in our people and systems to strengthen our market position.”
“As we look ahead to 2020 and beyond, we believe we are well positioned to deliver on our growth plans,” added Mr. Kramer. “Equally important, I am especially honored by the recent recognition we received from Bloomberg, Forbes and Fortune Magazine as leaders in creating inclusive workplaces for all of our employees. These awards help create real business value, validate our unique culture and reputation, and demonstrate to our clients the values of the Bright Horizons Family.”
Fourth Quarter 2019 Results
Revenue increased $42.4 million, or 9%, in the fourth quarter of 2019 from the fourth quarter of 2018 on contributions from new and ramping full-service child care centers, average price increases of 3-4%, expanded sales of our back-up care and educational advisory services, and acquisitions.

Income from operations was $67.4 million for the fourth quarter of 2019, an increase from $63.7 million in the same 2018 period. Increases in revenue and gross profit reflect contributions from enrollment gains in new and ramping centers, as well as back-up care and educational advisory clients that have increased utilization levels or been added since the fourth quarter of 2018 and efficiencies in service delivery across the expanding customer base. These gains were partially offset by investments in marketing and technology to support our end-user experience, and costs incurred during the pre-opening and ramp-up phase of newer lease/consortium centers. Net income was $47.8 million for the fourth quarter of 2019 compared to net income of $46.7 million in the same 2018 period, an increase of $1.1 million, or 2%, attributable to the expanded income from operations, and offset by a higher effective tax rate for the fourth quarter of 2019. The tax rate for the fourth quarter of 2018 included a one-time benefit related to the finalization of tax positions for foreign tax filings. Diluted earnings per common share was $0.81 for the fourth quarter of 2019 compared to $0.79 in the fourth quarter of 2018.
In the fourth quarter of 2019, adjusted EBITDA increased $7.1 million, or 8%, to $100.4 million, and adjusted income from operations increased $3.7 million, or 6%, to $67.4 million from the fourth quarter of 2018 due primarily to the expanded gross profit. Adjusted net income increased by $6.3 million, or 12%, to $59.5 million on the expanded income from operations. Diluted adjusted earnings per common share was $1.01 compared to $0.90 in the fourth quarter of 2018.
As of December 31, 2019, the Company had more than 1,150 client relationships with employers across a diverse array of industries, and operated 1,084 child care and early education centers with the capacity to serve approximately 120,000 children and their families.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures.  Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, the excess of lease expense over cash lease expense, stock-based compensation expense, and transaction costs. Adjusted income from operations represents income from operations before transaction costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, transaction costs, and the income tax expense (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Balance Sheet and Cash Flow
For the year ended December 31, 2019, the Company generated approximately $330.4 million of cash flow from operations compared to $294.7 million for the same period in 2018, and invested $189.1 million in fixed assets, acquisitions, and other investments compared to $158.5 million for the same period in 2018. Net cash used in financing activities totaled $149.1 million in the year ended December 31, 2019 compared to $134.2 million for the same period in 2018.  The Company reported cash and cash equivalents of $27.9 million at December 31, 2019, an increase of $12.4 million during the year.
2020 Outlook
As described below, the Company is providing certain financial guidance. For the full year 2020, the Company currently expects:

•	Revenue growth in 2020 in the range of 8%-10%

•	Net income in the range of $201 million to $204 million and diluted earnings per common share in the range of $3.41 to $3.45

•	Adjusted net income in the range of $242 million to $246 million and diluted adjusted earnings per common share in the range of $4.11 to $4.18

•	Diluted weighted average shares of approximately 59 million shares
For a reconciliation of the non-GAAP measures to their most directly comparable GAAP measures, refer to the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”

Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the fourth quarter 2019, the Company’s business outlook, its strategy and results.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through March 5, 2020 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13685056.  A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating and growth prospects and plans, our market position, estimated effective tax rate and tax expense, estimates and impact of equity transactions and excess tax benefits, our investments, estimated occupancy costs, and our 2020 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care, dependent care, and other workplace solutions, including variation in enrollment trends and lower than expected demand from employer sponsor clients; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed February 27, 2019, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items.  The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers.  Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.  Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”

Guidance for non-GAAP financial measures excludes stock-based compensation, amortization of intangible assets, and other non-recurring costs as well as tax effects associated with these items. These adjustments to net income and diluted earnings per common share in future periods are generally expected to be similar to the types of charges and costs excluded from adjusted net income and diluted adjusted earnings per common share in prior quarters, although we can provide no assurance as to the timing or magnitude of any such adjustments. The exclusion of these charges and costs in future periods will have an impact on the Company’s adjusted net income and diluted adjusted earnings per common share. The Company has provided reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure where possible without unreasonable effort.
About Bright Horizons Family Solutions Inc.
Bright Horizons is a leading global provider of high-quality child care and early education, back-up care, and workplace employee services.  For over 30 years, Bright Horizons has been a champion for working families, designing and providing innovative solutions to help families, employers, and their employees better address the challenges of balancing work and family life.  Operating approximately 1,100 child care centers in the United States, the United Kingdom, the Netherlands, Canada and India, and serving more than 1,150 of the world’s leading organizations, Bright Horizons’ child care centers, back-up child and elder care, tuition program management, education advising, and student loan repayment programs help employees succeed at every life and career stage, both at work and at home. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Three Months Ended December 31,
	2019	%	2018	%
Revenue	$520,615	100.0%	$478,241	100.0%
Cost of services	389,467	74.8%	357,607	74.8%
Gross profit	131,148	25.2%	120,634	25.2%
Selling, general and administrative expenses	55,166	10.6%	48,815	10.2%
Amortization of intangible assets	8,535	1.6%	8,092	1.7%
Income from operations	67,447	13.0%	63,727	13.3%
Interest expense—net	(10,528)	(2.1)%	(12,049)	(2.5)%
Income before income tax	56,919	10.9%	51,678	10.8%
Income tax expense	(9,156)	(1.7)%	(5,021)	(1.0)%
Net income	$47,763	9.2%	$46,657	9.8%

Earnings per common share:
Common stock—basic	$0.82		$0.80
Common stock—diluted	$0.81		$0.79

Weighted average common shares outstanding:
Common stock—basic	57,891,192		57,726,263
Common stock—diluted	58,964,125		58,868,992

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Years Ended December 31,
	2019	%	2018	%
Revenue	$2,062,017	100.0%	$1,903,182	100.0%
Cost of services	1,539,081	74.6%	1,429,927	75.1%
Gross profit	522,936	25.4%	473,255	24.9%
Selling, general and administrative expenses	221,496	10.7%	201,591	10.6%
Amortization of intangible assets	33,621	1.7%	32,569	1.7%
Income from operations	267,819	13.0%	239,095	12.6%
Interest expense—net	(45,154)	(2.2)%	(47,508)	(2.5)%
Income before income tax	222,665	10.8%	191,587	10.1%
Income tax expense	(42,279)	(2.1)%	(33,606)	(1.8)%
Net income	$180,386	8.7%	$157,981	8.3%

Earnings per common share:
Common stock—basic	$3.10		$2.72
Common stock—diluted	$3.05		$2.66

Weighted average common shares outstanding:
Common stock—basic	57,838,245		57,812,602
Common stock—diluted	58,947,240		59,000,669

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$27,872	$15,450
Accounts receivable—net	148,855	131,178
Prepaid expenses and other current assets	52,161	47,263
Total current assets	228,888	193,891
Fixed assets—net	636,153	597,141
Goodwill	1,412,873	1,347,611
Other intangible assets—net	304,673	323,035
Operating lease right-of-use assets (1)	700,956	—
Other assets	46,877	62,628
Total assets	$3,330,420	$2,524,306
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Borrowings under revolving credit facility	—	118,200
Accounts payable and accrued expenses	167,059	154,195
Current portion of operating lease liabilities (1)	83,123	—
Deferred revenue and other current liabilities	222,358	200,640
Total current liabilities	483,290	483,785
Long-term debt—net	1,028,049	1,036,870
Operating lease liabilities (1)	685,910	71,817
Deferred income taxes	58,940	71,306
Other long-term liabilities	102,963	81,051
Total liabilities	2,359,152	1,744,829
Total stockholders’ equity	971,268	779,477
Total liabilities and stockholders’ equity	$3,330,420	$2,524,306

(1)
The Company adopted Accounting Standards Codification No. 842, Leases (ASC 842), effective January 1, 2019. Upon adoption, the Company recognized operating lease right-of-use assets and liabilities for the rights and obligations created by lease arrangements. Lease obligations associated with deferred rent and lease incentives recorded under previous guidance were reclassified from other current liabilities and operating lease liabilities to the operating lease right-of-use assets. The Company adopted the new lease guidance using the modified retrospective approach and the transition method available in accordance with Accounting Standards Update 2018-11, Leases (Topic 842): Targeted Improvements, which provides the option to use the effective date as the date of initial application of the guidance. As a result, the comparative information for prior periods has not been adjusted and continues to be reported in accordance with the accounting standards in effect for those periods under the previously applicable guidance.

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Years Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$180,386	$157,981
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,269	100,943
Stock-based compensation expense	17,283	13,811
Deferred income taxes	(11,344)	(5,469)
Other non-cash adjustments—net	(555)	3,822
Changes in assets and liabilities	36,314	23,659
Net cash provided by operating activities	330,353	294,747
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets—net	(104,765)	(90,665)
Payments and settlements for acquisitions—net of cash acquired	(53,425)	(67,111)
Purchases of debt securities and other investments—net	(25,015)	(767)
Purchase of equity method investment	(5,865)	—
Net cash used in investing activities	(189,070)	(158,543)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility—net	(117,858)	(8,900)
Principal payments of long-term debt	(10,750)	(10,750)
Purchase of treasury stock	(31,553)	(126,679)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	26,559	22,933
Taxes paid related to the net share settlement of stock options and restricted stock	(11,326)	(7,540)
Payments of deferred and contingent consideration for acquisitions and other	(4,200)	(3,257)
Net cash used in financing activities	(149,128)	(134,193)
Effect of exchange rates on cash, cash equivalents and restricted cash	559	(103)
Net (decrease) increase in cash, cash equivalents and restricted cash	(7,286)	1,908
Cash, cash equivalents and restricted cash—beginning of year	38,478	36,570
Cash, cash equivalents and restricted cash—end of year	$31,192	$38,478

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three months ended December 31, 2019	Full service center-based child care	Back-up care	Educational advisory services	Total
Revenue	$416,317	$81,528	$22,770	$520,615
Income from operations	35,693	25,132	6,622	67,447
Adjusted income from operations	35,693	25,132	6,622	67,447
As a percentage of revenue	9%	31%	29%	13%

Three months ended December 31, 2018
Revenue	$392,529	$65,513	$20,199	$478,241
Income from operations	36,149	21,255	6,323	63,727
Adjusted income from operations	36,149	21,255	6,323	63,727
As a percentage of revenue	9%	32%	31%	13%

Year ended December 31, 2019	Full service center-based child care	Back-up care	Educational advisory services	Total
Revenue	$1,684,006	$296,330	$81,681	$2,062,017
Income from operations	166,011	80,394	21,414	267,819
Adjusted income from operations (1)	166,204	80,827	21,414	268,445
As a percentage of revenue	10%	27%	26%	13%

Year ended December 31, 2018
Revenue	$1,586,323	$245,498	$71,361	$1,903,182
Income from operations	152,006	68,462	18,627	239,095
Adjusted income from operations (2)	153,921	68,462	18,627	241,010
As a percentage of revenue	10%	28%	26%	13%

(1)
Adjusted income from operations represents income from operations excluding expenses incurred related to completed acquisitions, which have been allocated to the full service center-based child care ($0.2 million) and back-up care ($0.4 million) segments.

(2)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with the May 2018 amendment to the credit agreement, the March 2018 secondary offering, and completed acquisitions, which have been allocated to the full service center-based child care segment ($1.9 million).

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net income	$47,763	$46,657	$180,386	$157,981
Interest expense—net	10,528	12,049	45,154	47,508
Income tax expense	9,156	5,021	42,279	33,606
Depreciation	19,307	17,705	74,648	68,374
Amortization of intangible assets (a)	8,535	8,092	33,621	32,569
EBITDA	95,289	89,524	376,088	340,038
As a percentage of total revenue	18.3%	18.7%	18.2%	17.9%
Additional adjustments:
Non-cash operating lease expense (b)	142	262	860	1,317
Stock-based compensation expense (c)	4,944	3,507	17,283	13,811
Transaction costs (d)	—	—	626	1,915
Total adjustments	5,086	3,769	18,769	17,043
Adjusted EBITDA	$100,375	$93,293	$394,857	$357,081
As a percentage of total revenue	19.3%	19.5%	19.1%	18.8%

Income from operations	$67,447	$63,727	$267,819	$239,095
As a percentage of total revenue	13.0%	13.3%	13.0%	12.6%
Transaction costs (d)	—	—	626	1,915
Adjusted income from operations	$67,447	$63,727	$268,445	$241,010
As a percentage of total revenue	13.0%	13.3%	13.0%	12.7%

Net income	$47,763	$46,657	$180,386	$157,981
Income tax expense	9,156	5,021	42,279	33,606
Income before income tax	56,919	51,678	222,665	191,587
Stock-based compensation expense (c)	4,944	3,507	17,283	13,811
Amortization of intangible assets (a)	8,535	8,092	33,621	32,569
Transaction costs (d)	—	—	626	1,915
Adjusted income before income tax	70,398	63,277	274,195	239,882
Adjusted income tax expense (e)	(10,912)	(10,124)	(57,591)	(50,345)
Adjusted net income	$59,486	$53,153	$216,604	$189,537
As a percentage of total revenue	11.4%	11.1%	10.5%	10.0%

Weighted average common shares outstanding—diluted	58,964,125	58,868,992	58,947,240	59,000,669
Diluted adjusted earnings per common share	$1.01	$0.90	$3.67	$3.21

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Forward Guidance (i)
	Three Months Ended March 31, 2020		Year Ended December 31, 2020
	Low	High	Low	High
Per common share information:
Diluted earnings per common share	$0.81	$0.83	$3.41	$3.45
Income tax expense (f)	0.20	0.20	1.00	1.02
Income before income tax	1.01	1.03	4.41	4.47
Stock-based compensation expense (c)	0.07	0.08	0.35	0.37
Amortization of intangible assets (a)	0.14	0.14	0.54	0.56
Nonrecurring costs (h)	0.01	0.01	0.06	0.06
Tax impact on adjusted income before income tax (g)	(0.29)	(0.30)	(1.25)	(1.28)
Diluted adjusted earnings per common share	$0.94	$0.96	$4.11	$4.18

(a)
Represents amortization of intangible assets, including approximately $3.3 million and $4.7 million for the three months ended December 31, 2019 and 2018, respectively, and $17.6 million and $18.9 million for the years ended December 31, 2019 and 2018, respectively, associated with intangible assets recorded in connection with our going private transaction in May 2008.

(b)	Represents the excess of lease expense over cash lease expense.

(c)	Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.

(d)	Represents transaction costs incurred in connection with completed acquisitions, the March 2018 secondary offering, and the May 2018 amendment to the credit agreement.

(e)
Represents income tax expense calculated on adjusted income before income tax at an annual effective tax rate of approximately 21% in 2019 and 2018. The tax rate for 2019 represents a tax rate of approximately 26% applied to the adjusted income before income tax for the full year, less the effect of excess tax benefits related to equity transactions for the full year.

(f)
Represents estimated income tax expense calculated using an effective tax rate of approximately 23-24% for the year ended December 31, 2020, based on projected income before income tax, less the impact of excess tax benefits related to equity transactions, which the Company estimates will be in the range of $3.0 million to $4.0 million for the three months ended March 31, 2020 and of $8.0 million to $10.0 million for the year ended December 31, 2020. However, the timing and volume of the tax benefits associated with such future equity activity will affect these estimates and the estimated effective tax rate for the year.

(g)	Represents estimated tax on adjusted income before income tax using an effective tax rate of approximately 23-24%.

(h)	Represents estimated occupancy costs for office space during construction period in 2020, which represents duplicative cost for our new corporate headquarters.

(i)	Forward guidance amounts are estimated based on a number of assumptions and actual results could differ materially from the estimates provided herein.